Exhibit 5

[Heartflow Letterhead]

March 18, 2026

Heartflow, Inc.

331 E. Evelyn Avenue

Mountain View, California 94041

Re:Registration of Securities of Heartflow, Inc.

Ladies and Gentlemen:

In connection with the registration of up to 5,018,638 shares of Common Stock of Heartflow, Inc., a Delaware corporation (the “Company”), par value $0.001 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, with up to 4,165,832 of such Shares to be issued or delivered pursuant to the Heartflow, Inc. 2025 Performance Incentive Plan (the “Plan”) and up to 852,806 of such Shares to be issued or delivered pursuant to the Heartflow, Inc. 2025 Employee Stock Purchase Plan (the “ESPP”), you have requested my opinion set forth below.

In my capacity as counsel, I have examined originals or copies of those corporate and other records of the Company I considered appropriate.

On the basis of such examination and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan or ESPP, as applicable, and relevant agreements duly authorized by and in accordance with the terms of these plans, and upon payment for and delivery of the Shares as contemplated in accordance with the Plan or ESPP, as applicable, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

I consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ Angela Ahmad